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                                                                   EXHIBIT 10.13


                                                                     May 1, 2001



J. Raymond Elliott
[Address]



                            PERSONAL AND CONFIDENTIAL

Dear Ray:

The purpose of this letter is to summarize the terms of your compensation as of March 15, 2001 contingent upon your assuming the position of President and Chief Executive Officer - Zimmer Holdings, Inc. This letter also summarizes the terms of your pension benefit under the Bristol-Myers Squibb Company Retirement Income Plan. Please note that these arrangements are supplemental to the terms and conditions of the letter agreement you received from George P. Kooluris, dated February 21, 2001. All terms and conditions presented in the February 21, 2001 letter agreement remain unchanged.

CASH COMPENSATION

Your annual base salary will be $600,000 and you will have a target bonus of 100% of base salary ($600,000). These compensation arrangements are effective retroactive to March 15, 2001.

STOCK OPTION AWARD

Effective within 30 days following the date of the spin-off of Zimmer, you will receive an option to purchase shares of Zimmer stock with an economic value at the time of grant of $2,100,000 using a generally accepted valuation methodology. This option will be issued under a new option and equity compensation plan (the "Zimmer Stock Incentive Plan") that will be adopted by Zimmer's Board of Directors. Your option will vest in equal installments over a period of four years provided you remain employed with Zimmer during that time, or as provided otherwise under the Zimmer Stock Incentive Plan. The exercise price will equal the fair market value of Zimmer stock at the time the option is granted.


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J. RAYMOND ELLIOTT
MAY 1, 2001
PAGE 2 OF 3


PENSION BENEFIT UNDER BRISTOL-MYERS SQUIBB COMPANY RETIREMENT INCOME PLAN

In view of your short service with Bristol-Myers Squibb Company and the impact that this will have on your ability to accrue a pension benefit under the Bristol-Myers Squibb Company Retirement Income Plan, we will guarantee a straight life annuity benefit for you of $98,508 per year beginning no sooner than the first day of the month following the date of your 55th birthday. To the extent that the value of the pension benefit amounts you will receive from the Bristol-Myers Squibb Company Retirement Income Plan and the Bristol-Myers Squibb Company Benefit Equalization Plan do not exceed the guaranteed amount, Bristol-Myers Squibb Company will provide you with the difference from its general revenues. For your reference, the guaranteed benefit amount was calculated assuming you retired from Bristol-Myers Squibb Company at age 55 with 10 years of service and that you were therefore eligible for our Plan's Early Retirement subsidies.

This benefit will be administered in accordance with the standard terms and conditions employed by Bristol-Myers Squibb Company, and as summarized in YOUR BENEFITS on pages RP-3 to RP-10. For example, if you choose to begin your benefit beyond age 55, the benefit amount would be increased in accordance with the Early Retirement factors noted on page RP-6.


SPECIAL SEVERANCE PROVISIONS PURSUANT TO A CHANGE IN CONTROL

You had asked about receiving special severance coverage pursuant to a change in control of Zimmer Holdings, Inc., similar to the coverage you would be entitled to receive as an executive of Bristol-Myers Squibb Company. Please be advised that you will need to take up this request with the Board of Directors of Zimmer Holdings, Inc.

Please contact me if you have any questions concerning the contents of this letter.

Very truly yours,


Richard C. Lodato
Vice President
Global Compensation

cc:  Charles G. Tharp
     Senior Vice President
     Human Resources



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J. RAYMOND ELLIOTT
MAY 1, 2001
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AGREED TO AND ACCEPTED:

J. Raymond Elliott
Zimmer, Inc.


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DATE:_________________________